EXHIBIT 23
                        INDEPENDENT AUDITOR'S CONSENT


        We consent to the incorporation by reference to the registration statement of United Heritage Corporation on Form S-8 with the Securities and Exchange Commission on November 15, 1993; September 14, 1995; February 28, 1997; and September 30, 1998, for the 1993 Stock Bonus Plan and 1995, 1996 and 1998 Stock Option Plans, respectively, of United Heritage Corporation of our report dated May 25, 1998, on our audits of the consolidated financial statements of United Heritage Corporation as of March 31, 1999 and 1998, and for each of the three years in the period ended March 31, 1999, which report is incorporated in this Annual Report on Form 10-K of United Heritage Corporation for the year ended March 31, 1999. We also consent to the reference to our firm under the caption "Experts."


        WEAVER AND TIDWELL, L.L.P.

        Fort Worth, Texas
        June 21, 1999